Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION
(EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation

David A. Baumgarten

President and Chief Executive Officer

or

Michael W. Dosland

Senior Vice President and Chief Financial Officer

(414) 354-1500

BANK MUTUAL CORPORATION REPORTS OVER 50% INCREASE IN

NET INCOME FOR THE THIRD QUARTER OF 2014

Milwaukee, Wisconsin

October 15, 2014

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $4.4 million or $0.09 per diluted share in the third quarter of 2014, which was a 51.6% improvement over net income of $2.9 million or $0.06 per diluted share in the same quarter of 2013. Year-to-date, Bank Mutual Corporation (“Bank Mutual”) reported net income of $10.8 million or $0.23 per diluted share in 2014 compared to $8.1 million or $0.17 per diluted share in the same nine-month period in 2013. These improvements were due primarily to higher net interest income, lower provision for loan losses, lower net losses and expenses on foreclosed real estate, and lower compensation-related expenses. These developments were partially offset by lower net mortgage banking revenue, higher occupancy and equipment expense, and for the year-to-date period, a non-recurring charge in the first quarter of 2014 related to state income taxes.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “Our operating results in the third quarter were strong even excluding a couple of revenue items related to our bank-owned life insurance and a sale of securities.” Baumgarten added, “Our net interest margin contracted slightly this quarter compared to the second quarter, which was a bit sooner than we had expected. However, continued growth in our loan portfolio offset much of the impact of that contraction.”

Bank Mutual’s net interest income increased by $599,000 or 3.6% and by $2.8 million or 5.6% during the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013. These increases were primarily attributable to a 23 basis point improvement in Bank Mutual’s net interest margin, from 3.06% during the nine months ended September 30, 2013, to 3.29% during the same period in the current year. In the quarter just ended, Bank Mutual’s net interest margin improved to 3.29% compared to 3.17% in the third quarter of last year. The improvements in net interest margin were due principally to an improved earning asset mix and an improved funding mix between these periods. Specifically, Bank Mutual’s average loans receivable increased by $103.1 million or 7.3% during the nine months ended September 30, 2014, compared to the same period in 2013, and its average mortgage-related securities, investment securities, and overnight investments declined by $138.7 million or 19.3% in the aggregate between these same periods. Loans receivable generally have a higher yield than securities and overnight investments.

3

With respect to Bank Mutual’s funding mix, its average checking and savings deposits increased by $31.2 million or 3.4% in the aggregate during the nine months ended September 30, 2014, compared to the same period in 2013 and its average certificates of deposit declined by $156.0 million or 21.2% between these periods. Checking and savings deposits generally have a lower interest cost (or no interest cost) relative to certificates of deposits. Also contributing to the improvement in funding mix during the nine months ended September 30, 2014, was a $44.3 million or 21.3% increase in average borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago during the nine months ended September 30, 2014, compared to the same period in 2013. This increase, which funded loan growth and net deposit outflows, had a marginal average interest cost during the nine months ended September 30, 2014, that was substantially lower than the average cost of Bank Mutual’s certificates of deposit.

Also contributing to the improvement in net interest margin during the nine months ended September 30, 2014, compared to the same period in 2013 was a 40 basis point decline in the average cost of Bank Mutual’s certificates of deposit. However, it should be noted that compared to the second quarter of 2014, Bank Mutual’s average cost of certificates of deposit declined by only six basis points in the third quarter. Also, in recent weeks Bank Mutual has increased the rates and lengthened maturity terms on certain of the certificates of deposits it offers customers. Accordingly, management believes that the average cost of Bank Mutual’s certificates of deposits may begin to increase modestly in the fourth quarter and that such trend could continue for the foreseeable future.

The favorable impact of the aforementioned developments on net interest income was partially offset by a $35.6 million or 1.7% decrease in average earning assets during the nine months ended September 30, 2014, compared to the same period in 2013. Bank Mutual’s earning assets have declined in recent periods as it has used available cash flow to fund a net decrease in its liabilities, particularly its certificates of deposit, as previously described.

As noted in a prior paragraph, Bank Mutual’s net interest margin during the third quarter was 3.29%, which was three basis points lower than the net interest margin in its second quarter. Management believes Bank Mutual’s quarterly net interest margin could trend modestly lower in the near term due to the deposit pricing strategy mentioned in a preceding paragraph, as well as a declining yield on earning assets due principally to continued declines in the yield on the Bank Mutual’s loan portfolio in the current rate environment. In addition, during the third quarter of 2014 Bank Mutual drew a $30.0 million, two-year term advance from the FHLB of Chicago at a rate of 0.69%. The proceeds from this advance were used to reduce overnight borrowings from the FHLB of Chicago, which had a rate of 0.13%, but fluctuates on a daily basis and could increase in the future.

Bank Mutual’s provision for loan losses was $98,000 in the third quarter of 2014 compared to $707,000 in the same quarter last year. The provision for the nine months ended September 30, 2014, was $432,000 compared to $3.3 million in the same period last year. The decline in the provision for loan loss during these periods was due principally to an improvement in the general credit quality of Bank Mutual’s loan portfolio, as evidenced by a continued decrease in non-performing loans, as well as a decrease in the overall level of Bank Mutual’s classified loans, as described later in this release. These improvements resulted in a decline in the portion of Bank Mutual’s allowance for loan loss that is determined primarily by internal risk ratings and the level of loans within each rating. General economic, employment, and real estate conditions continue to improve modestly in Bank Mutual’s markets. However, there can be no assurances that these trends will continue or that classified loans and/or non-performing loans will continue to trend lower in future periods. Furthermore, there can be no assurances that Bank Mutual’s provision for loan losses will not vary considerably from period to period.

4

Deposit-related fees and charges declined by $56,000 or 1.8% and $160,000 or 1.8% during the three- and nine-month periods ended September 30, 2014, respectively, compared to the same periods in the previous year. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. In previous periods, Bank Mutual had reported ATM and debit card fees, merchant processing fees, and certain other items as a component of other income. Management attributes the declines in deposit-related fees and charges during the 2014 periods to changes in deposit customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments were partially offset by increased revenue from a debit card reward program that Bank Mutual implemented in 2013, as well as increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

Brokerage and insurance commissions were $534,000 during the third quarter of 2014, which was $124,000 or 18.8% lower than the same period in the previous year. On a year-to-date basis, this source of revenue was $1.9 million in 2014, which was a $416,000 or 17.9% decline from the same period in 2013. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. These decreases were primarily due to a decline in customer demand for tax-deferred annuities in recent periods.

Mortgage banking revenue, net, was $810,000 and $2.2 million during the three and nine-month periods ended September 30, 2014, respectively. This compared to $1.1 million and $6.2 million during the same periods in 2013, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated (in prior periods these components had been presented as separate line items in the consolidated statements of income):

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
	(Dollars in thousands)
Gross loan servicing fees	$690	$727	$2,108	$2,164
Mortgage servicing rights amortization	(453)	(542)	(1,332)	(2,335)
Mortgage servicing rights valuation recovery	–	90	1	2,319
Loan servicing revenue, net	237	275	778	2,148
Gain on loan sales activities, net	573	794	1,454	4,036
Mortgage banking revenue, net	$810	$1,069	$2,232	$6,185

5

Loan servicing revenue, net, was $237,000 in the third quarter of 2014 compared to $275,000 in the same period in 2013. On a year-to-date basis, this revenue item was $778,000 in 2014 compared to $2.1 million in 2013. Gross loan servicing fees have declined in the 2014 periods compared to the same periods in 2013 due to an overall decline in loans serviced for third-party investors. As of September 30, 2014, Bank Mutual serviced $1.1 billion in loans for third-party investors compared to $1.2 billion one year ago. The change in the valuation allowance that Bank Mutual maintains against its mortgage servicing rights (“MSRs”) is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Higher market interest rates for residential loans beginning in 2013 and continuing into 2014 resulted in lower future prepayment expectations on the loans underlying Bank Mutual’s MSRs, which resulted in a recovery of substantially all of the related valuation allowance in 2013. Higher rates also resulted in substantially lower MSR amortization in the 2014 periods compared to the same periods in 2013 due to a lower level of actual loan prepayments. As of September 30, 2014, Bank Mutual’s MSRs had a net book value of $8.0 million compared to $8.9 million one year earlier.

Gain on loan sales activities, net, was $573,000 and $1.5 million during the three- and nine-month periods ended September 30, 2014, respectively, compared to $794,000 and $4.0 million in the same periods last year, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. During the nine months ended September 30, 2014, sales of these loans were $54.5 million, which was $176.2 million or 76.4% lower than the same period in 2013. Higher market interest rates for mortgage loans during 2013 and continuing into 2014 have resulted in lower originations and sales of fixed-rate, one- to four-family loans in recent periods. Management expects this trend to continue in the near term.

Income from bank-owned life insurance (“BOLI”) was $1.1 million during the three months ended September 30, 2014, compared to $817,000 during the same period in 2013. On a year-to-date basis, income from BOLI was $2.2 million in 2014 compared to $2.0 million in the same period of 2013. These increases were caused by higher payouts associated with excess death benefits, which can vary considerably from period to period. Excess death benefits were $632,000 and $751,000 during the three and nine months ended September 30, 2014, respectively, compared to $407,000 and $639,000 during the same periods in 2013, respectively. Income from BOLI is also not subject to income taxes.

During the third quarter of 2014 Bank Mutual recorded $102,000 in gain on the sale of $17.6 million in mortgage-related securities that management felt no longer met its yield objectives for the portfolio. Bank Mutual did not sell any securities in 2013.

Other non-interest income was $434,000 during the third quarter of 2014 compared to $433,000 during the same quarter in 2013. During the nine-month period, other non-interest income was $1.3 million in 2014 compared to $1.0 in the same period last year. The increase between the year-to-date periods was due primarily to increased fee revenue from interest rate swaps related to certain commercial lending relationships. In 2013 Bank Mutual began to mitigate the interest rate risk associated with these types of lending relationships by executing interest rate swaps, the accounting for which resulted in the recognition of a certain amount of fee revenue at the time the swap contracts were executed. Management expects that this source of revenue will vary from period to period depending on borrower preference for the types of lending relationships that generate the need for the interest rate swaps.

6

Compensation-related expenses decreased by $410,000 or 3.8% and $2.5 million or 7.5% during the three- and nine-month periods ended September 30, 2014, respectively, compared to the same periods in 2013. These decreases were due primarily to lower costs related to Bank Mutual’s defined benefit pension plan, the benefits of which were frozen for most participants effective December 31, 2013. Also contributing to the decrease in this plan’s costs was an increase in the discount rate used to determine the present value of the pension obligation. Compensation-related expense was also lower in the 2014 periods because of a change in the manner in which employees earn vacation and other paid time off benefits beginning in 2014. Management anticipates that this change, which is non-recurring, will reduce full-year compensation expense in 2014 by approximately $1.3 million compared to 2013.

The favorable developments described in the preceding paragraph were partially offset by an increase in employer contributions to Bank Mutual’s defined contribution savings plan. This increase was intended to partially offset the effects of the changes that were made to the defined benefit pension plan, as previously described. Also offsetting the favorable developments described in the preceding paragraph was the impact of normal annual merit increases granted to most employees in the first quarter of 2014.

Occupancy and equipment expenses increased by $244,000 or 8.3% during the three months ended September 30, 2014, compared to the same period in the prior year. Year-to-date, occupancy and equipment expenses increased by $670,000 or 7.6% in 2014 compared to the same nine-month period in 2013. Most of these increases were caused by increased maintenance and repair costs in the 2014 periods relative to the 2013 periods. Also contributing to the year-to-date increase were higher snow removal costs and utility expenses earlier in 2014 due to harsh winter conditions compared to the prior year.

Federal deposit insurance premiums were $367,000 during the third quarter 2014, which was $71,000 or 16.2% lower than the same period in 2013. On a year-to-date basis, these premiums were $1.1 million in 2014, which was $369,000 or 24.9% lower than the same period in 2013. These decreases were caused by continued improvements in Bank Mutual’s financial condition and operating results that, under the Federal Deposit Insurance Corporation’s (“FDIC”) risk-based premium assessment system, have resulted in lower insurance assessment rates. Also contributing to the decreases were lower levels of average total assets during the 2014 periods compared to the same periods in 2013. The FDIC uses average total assets as the assessment base for determining the insurance premium.

Advertising and marketing-related expenses declined modestly during the third quarter of 2014 compared to the same quarter in the previous year. Year-to-date, advertising and marketing expenses declined by $94,000 or 6.6% in 2014 compared to the same nine month period in the prior year. At this time management expects advertising and marketing-related expenses for the full year of 2014 could be about 5% higher than they were in 2013. However, this will depend on future management decisions and there can be no assurances.

Net losses and expenses on foreclosed real estate were $44,000 and $1.0 million during the three and nine months ended September 30, 2014, respectively, compared to $716,000 and $2.3 million during the same period of last year. In general, Bank Mutual has experienced lower losses and expenses on foreclosed real estate in recent periods due to lower levels of foreclosed properties.

7

Income tax expense was $2.3 million and $1.5 million during the three months ended September 30, 2014 and 2013, respectively, and was $6.7 million and $4.2 million during the nine months ended as of the same dates, respectively. Bank Mutual’s effective tax rate (“ETR”) during the third quarter of 2014 was 34.1%, which was the same rate during the third quarter of 2013. The 2014 year-to-date period includes a non-recurring charge of $518,000 (net of federal income tax benefit) that was related to a payment by Bank Mutual to the Wisconsin Department of Revenue (the “Department”) to settle a tax matter that has been previously disclosed. Excluding this non-recurring charge, as well as the related federal tax benefit, Bank Mutual’s ETRs during the first nine months of 2014 and 2013 were 35.3% and 34.1%, respectively. Bank Mutual’s ETR will vary from period to period depending primarily on the impact of non-taxable revenue items, such as tax-exempt interest income and earnings from BOLI. Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

Bank Mutual’s total assets decreased by $20.2 million or 0.9% during the nine months ended September 30, 2014. During this period Bank Mutual’s mortgage-related securities available-for-sale declined by $98.6 million due primarily to the receipt of periodic principal repayments, as well as the sale of certain securities, as previously described. In addition, other borrowings, which consist of advances from the FHLB of Chicago, increased by $34.1 million during the period and advance payments from borrowers for taxes and insurance increased by $28.1 million, the latter due primarily to seasonal trends. Cash flows from these sources funded an $88.3 million increase in Bank Mutual’s loans receivable and a $77.0 million decrease in its deposit liabilities. Bank Mutual’s total shareholders’ equity increased from $281.0 million at December 31, 2013, to $287.5 million at September 30, 2014.

Bank Mutual’s loans receivable increased by $88.3 million or 5.9% during the nine months ended September 30, 2014. During the nine months ended September 30, 2014, commercial and industrial loans increased by $46.4 million or 27.8% as a result of increased originations and credit line utilization by borrowers and multi-family real estate loans increased by $37.6 million or 14.1% on sustained demand from borrowers in this market segment. In addition, one- to four-family loans increased by $10.6 million or 2.4% despite a lower level of originations during the nine months ended September 30, 2014, compared to the same period in 2013. This development was caused by higher market interest rates, as previously noted, which significantly reduced the amount of prepayment activity in the one- to four-family loan portfolio in recent periods. Finally, construction loans, net of the undisbursed portion, increased by $26.7 million or 21.7% during the nine months ended September 30, 2014. Construction loans consist principally of loans secured by multi-family, commercial, and residential properties, and to a much lesser degree, developed and undeveloped land. In contrast to these increases, Bank Mutual’s portfolio of commercial real estate loans declined by $26.7 million or 9.6% during the nine months ended September 30, 2014, due to low borrower demand and aggressive competition for these types of loans in recent periods. Bank Mutual’s portfolios of home equity and consumer loans have also declined in recent periods for similar reasons. Growth in Bank Mutual’s total loans is subject to economic, market, and competitive factors outside of its control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

8

Bank Mutual’s deposit liabilities decreased by $77.0 million or 4.4% during the nine months ended September 30, 2014. Certificates of deposit declined by $105.6 million or 16.7% during the period while transaction deposits, consisting of checking, savings, and money market accounts, increased by $28.6 million or 2.5%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control its overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods. However, as noted earlier in this release, in recent weeks Bank Mutual has increased the rates on certain of the certificates of deposits it offers customers. Accordingly, management believes that the average cost of Bank Mutual’s certificates of deposits may begin to increase modestly in the fourth quarter and that such trend could continue for the foreseeable future.

Bank Mutual’s transaction deposits have increased in recent periods in response to management’s efforts to increase sales of such products and related services to commercial businesses, as well as efforts to focus its retail sales efforts on such products and related services. Also contributing to the increase in transaction deposits in recent periods, however, was customer reaction to the low interest rate environment for deposit products. Management believes that this environment has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which could have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity increased from $281.0 million at December 31, 2013, to $287.5 million at September 30, 2014. This increase was due primarily to net income during the period, partially offset by the payment of cash dividends during the period. The book value of Bank Mutual’s common stock was $6.17 per share at September 30, 2014, compared to $6.05 per share at December 31, 2013.

Bank Mutual’s ratio of shareholders’ equity to total assets was 12.35% at September 30, 2014, compared to 11.97% at December 31, 2013. The increase in this ratio was caused by the reasons noted in the previous paragraph. Also contributing was a decline in Bank Mutual’s total assets during the period, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of June 30, 2014 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.13% and a Tier 1 capital ratio of 11.22%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

In 2013 the Board of Governors of the Federal Reserve (“FRB”) and the Office of the Comptroller of the Currency (“OCC”) published final regulatory capital rules under Basel III. These new rules will become effective on January 1, 2015, although certain aspects of the new rules will phase in over the following four years. At this time management does not expect these new rules to have a significant impact on the activities of Bank Mutual’s subsidiary bank, its financial condition, or its results of operations, although there can be no assurances. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") imposed specific capital requirements on savings and loan holding companies such as Bank Mutual that are effective as of the same date. At this time management does not expect this new capital requirement to have a significant impact on Bank Mutual. However, these developments, as well as other requirements that could be imposed by regulators, could impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase its common stock.

9

Bank Mutual’s non-performing loans were $9.4 million or 0.59% of loans receivable as of September 30, 2014, compared to $13.0 million or 0.86% of loans receivable as of December 31, 2013. Non-performing assets, which includes non-performing loans, were $14.6 million or 0.63% of total assets and $19.7 million or 0.84% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at September 30, 2014, management was closely monitoring $36.8 million in additional loans that were classified as “special mention” and $38.2 million in additional loans that were classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. These amounts compared to $52.7 million and $36.1 million, respectively, as of December 31, 2013. As of September 30, 2014, most of the additional loans that were classified as “special mention” or “substandard” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. The decrease in loans classified as “special mention” was due primarily to the downgrade of certain loans to “substandard” earlier in 2014. However, this development was largely offset by a number of other “substandard” loans that paid off during the period or were upgraded due to the improved financial condition and operating results of the borrowers. In a number of the instances in which loans were downgraded from “special mention” to “substandard,” management believes the conditions that caused the downgrade may be temporary, and that such loans may be upgraded in the future, rather than experience additional deterioration. However, there can be no assurances. Management does not believe any of these particular loans were impaired as of September 30, 2014.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $22.5 million or 1.41% of total loans at September 30, 2014, compared to $23.6 million or 1.56% of total loans at December 31, 2013. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 240.2% at September 30, 2014, compared to 181.6% at December 31, 2013. Management believes the allowance for loan losses at September 30, 2014, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. Its subsidiary bank, Bank Mutual, operates 75 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

10

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this release is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond the Bank Mutual's control, that could cause the Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could further affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effects of new regulatory capital requirements under Basel III; recent, pending, and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting the Bank Mutual or the Bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; the Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2013 Annual Report on Form 10-K.

11

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	September 30	December 31
	2014	2013
ASSETS
Cash and due from banks	$27,003	$23,747
Interest-earning deposits	7,291	18,709
Cash and cash equivalents	34,294	42,456
Mortgage-related securities available-for-sale, at fair value	348,046	446,596
Mortgage-related securities held-to-maturity, at amortized cost
(fair value of $154,094 in 2014 and $153,223 in 2013)	153,626	155,505
Loans held-for-sale	4,678	1,798
Loans receivable (net of allowance for loan losses of $22,540
in 2014 and $23,565 in 2013)	1,597,280	1,508,996
Mortgage servicing rights, net	8,045	8,737
Other assets	181,139	183,261

Total assets	$2,327,108	$2,347,349

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,685,706	$1,762,682
Borrowings	278,983	244,900
Advance payments by borrowers for taxes and insurance	31,518	3,431
Other liabilities	39,662	52,414
Total liabilities	2,035,869	2,063,427
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2014 and 2013
Issued and outstanding - none in 2014 and 2013	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2014 and 2013
Issued - 78,783,849 shares in 2014 and 2013
Outstanding - 46,564,284 shares in 2014 and 46,438,284 in 2013	788	788
Additional paid-in capital	488,262	489,238
Retained earnings	157,094	151,384
Accumulated other comprehensive loss	(2,159)	(2,319)
Treasury stock - 32,219,565 shares in 2014 and 32,345,565 in 2013	(356,516)	(358,054)
Total shareholders' equity	287,469	281,037
Non-controlling interest in real estate partnership	3,770	2,885
Total equity including non-controlling interest	291,239	283,922

Total liabilities and equity	$2,327,108	$2,347,349

12

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Interest income:
Loans	$16,588	$16,132	$49,399	$48,314
Mortgage-related securities	3,043	3,597	9,642	11,062
Investment securities	35	9	90	32
Interest-earning deposits	5	20	11	86
Total interest income	19,671	19,758	59,142	59,494
Interest expense:
Deposits	1,087	1,787	3,675	6,725
Borrowings	1,204	1,190	3,536	3,613
Advance payment by borrowers for taxes and insurance	-	-	1	1
Total interest expense	2,291	2,977	7,212	10,339
Net interest income	17,380	16,781	51,930	49,155
Provision for loan losses	98	707	432	3,329
Net interest income after provision for loan losses	17,282	16,074	51,498	45,826
Non-interest income:
Deposit-related fees and charges	3,110	3,166	8,972	9,132
Brokerage and insurance commissions	534	658	1,912	2,328
Mortgage banking revenue, net	810	1,069	2,232	6,185
Income from bank-owned life insurance ("BOLI")	1,103	817	2,153	1,966
Gain on sales of investments	102	-	102	-
Other non-interest income	434	433	1,321	1,031
Total non-interest income	6,093	6,143	16,692	20,642
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,356	10,766	30,368	32,827
Occupancy and equipment	3,167	2,923	9,532	8,862
Federal insurance premiums	367	438	1,112	1,481
Advertising and marketing	369	377	1,338	1,432
Losses and expenses on foreclosed real estate, net	44	716	1,012	2,291
Other non-interest expense	2,381	2,605	7,301	7,339
Total non-interest expense	16,684	17,825	50,663	54,232
Income before income tax expense	6,691	4,392	17,527	12,236
Income tax expense	2,284	1,497	6,711	4,173
Net income before non-controlling interest	4,407	2,895	10,816	8,063
Net loss attributable to non-controlling interest	2	13	15	39
Net income	$4,409	$2,908	$10,831	$8,102

Per share data:
Earnings per share-basic	$0.09	$0.06	$0.23	$0.17
Earnings per share-diluted	$0.09	$0.06	$0.23	$0.17
Cash dividends paid	$0.04	$0.03	$0.11	$0.07

13

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Loan Originations and Sales	2014	2013	2014	2013
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$7,869	$22,906	$51,439	$45,350
Commercial real estate	7,479	23,415	21,776	33,620
Multi-family	21,583	5,075	79,055	34,574
Construction and development	78,996	88,906	111,548	133,930
Total commercial loans	115,927	140,302	263,818	247,474
Retail loans:
One- to four-family first mortgages	20,487	25,852	50,803	71,227
Home equity	9,543	19,273	26,248	43,067
Other consumer	316	1,038	1,046	2,899
Total retail loans	30,346	46,163	78,097	117,193
Total loans originated for portfolio	$146,273	$186,465	$341,915	$364,667

Mortgage loans originated for sale	$25,022	$33,941	$57,284	$222,684

Mortgage loan sales	$23,323	$45,107	$54,485	$230,643

	September 30	December 31
Loan Portfolio Analysis	2014	2013
Commercial loans:
Commercial and industrial	$213,217	$166,788
Commercial real estate	249,874	276,547
Multi-family real estate	303,438	265,841
Construction and development loans:
Commercial real estate	53,155	27,815
Multi-family real estate	195,126	164,685
Land and land development	5,402	6,962
Total construction and development	253,683	199,462
Total commercial loans	1,020,212	908,638
Retail loans:
One- to four-family first mortgages:
Permanent	459,844	449,230
Construction	43,663	40,968
Total one- to four-family first mortgages	503,507	490,198
Home equity loans:
Fixed term home equity	142,759	148,688
Home equity lines of credit	79,076	79,470
Total home equity loans	221,835	228,158
Other consumer loans:
Student	9,981	11,177
Other	13,095	12,942
Total consumer loans	23,076	24,119
Total retail loans	748,418	742,475
Gross loans receivable	1,768,630	1,651,113
Undisbursed loan proceeds	(147,698)	(117,439)
Allowance for loan losses	(22,540)	(23,565)
Deferred fees and costs, net	(1,112)	(1,113)
Total loans receivable, net	$1,597,280	$1,508,996

Loans serviced for others	$1,098,430	$1,148,109

14

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Non-Performing Loans and Assets	2014	2013
Non-accrual commercial loans:
Commercial and industrial	$213	$284
Commercial real estate	2,487	4,401
Multi-family	1,413	1,783
Construction and development	605	728
Total commercial loans	4,718	7,196
Non-accrual retail loans:
One- to four-family first mortgages	3,727	4,556
Home equity	486	676
Other consumer	47	104
Total non-accrual retail loans	4,260	5,336
Total non-accrual loans	8,978	12,532
Accruing loans delinquent 90 days or more	406	443
Total non-performing loans	9,384	12,975
Foreclosed real estate and repossessed assets	5,243	6,736
Total non-performing assets	$14,627	$19,711
Non-performing loans to loans receivable, net	0.59%	0.86%
Non-performing assets to total assets	0.63%	0.84%

	September 30	December 31
Special Mention and Substandard Loans	2014	2013
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$14,933	$9,171
Commercial real estate	49,649	56,589
Multi-family	10,719	11,614
Construction and development	2,214	18,109
Total commercial loans	77,515	95,483
Retail loans:
One- to four-family first mortgages	6,327	5,502
Home equity	486	676
Other consumer	47	104
Total retail loans	6,860	6,282
Total	$84,375	$101,765

	Nine Months Ended September 30
Activity in Allowance for Loan Losses	2014	2013
Balance at the beginning of the period	$23,565	$21,577
Provision for loan losses	432	3,329
Charge-offs:
Commercial and industrial	(59)	(199)
Commercial real estate	(561)	(493)
Multi-family	(241)	(536)
Construction and development	(34)	(148)
One- to four-family first mortgages	(798)	(934)
Home equity	(73)	(822)
Other consumer	(326)	(286)
Total charge-offs	(2,092)	(3,418)
Recoveries:
Commercial and industrial	61	5
Commercial real estate	160	633
Multi-family	-	-
Construction and development	142	77
One- to four-family first mortgages	225	475
Home equity	23	65
Other consumer	24	27
Total recoveries	635	1,282
Net charge-offs	(1,457)	(2,136)
Balance at end of period	$22,540	$22,770
Net charge-offs to average loans, annualized	0.13%	0.20%

	September 30	December 31
Allowance Ratios	2014	2013
Allowance for loan losses to non-performing loans	240.20%	181.62%
Allowance for loan losses to total loans	1.41%	1.56%

15

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Deposit Liabilities Analysis	2014	2013
Non-interest-bearing checking	$178,398	$161,639
Interest-bearing checking	235,237	245,923
Savings accounts	223,089	220,236
Money market accounts	520,714	501,020
Certificates of deposit	528,268	633,864
Total deposit liabilities	$1,685,706	$1,762,682

	Three Months Ended		Nine Months Ended
	September 30		September 30
Selected Operating Ratios	2014	2013	2014	2013
Net interest margin (1)	3.29%	3.17%	3.29%	3.06%
Net interest rate spread	3.22%	3.08%	3.22%	2.98%
Return on average assets	0.76%	0.50%	0.62%	0.46%
Return on average shareholders' equity	6.16%	4.23%	5.08%	3.94%
Efficiency ratio (2)	71.39%	77.76%	73.94%	77.70%
Non-interest expense as a percent of average assets	2.86%	3.04%	2.90%	3.05%
Shareholders' equity to total assets at end of period	12.35%	11.84%	12.35%	11.84%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income less gain on sales of investments for the periods indicated.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Other Information	2014	2013	2014	2013
Average earning assets	$2,110,266	$2,116,946	$2,102,975	$2,138,573
Average assets	2,335,538	2,342,945	2,330,394	2,367,940
Average interest bearing liabilities	1,789,215	1,841,996	1,802,409	1,884,309
Average shareholders' equity	286,368	274,675	284,438	273,955
Weighted average number of shares outstanding:
As used in basic earnings per share	46,293,104	46,239,354	46,288,898	46,226,697
As used in diluted earnings per share	46,563,186	46,488,501	46,560,151	46,395,880

	September 30	December 31
	2014	2013
Number of shares outstanding (net of treasury shares)	46,564,284	46,438,284
Book value per share	$6.17	$6.05

16